Exhibit 99.1

MultiSensor AI Holdings, Inc. Announces Pricing of $10 Million Public Offering

 and

Concurrent $15 Million Private Placement

for a total of $25 Million

Beaumont, Texas, June 28, 2024 – MultiSensor AI Holdings, Inc. (Nasdaq: MSAI) (“MSAI” or the “Company”), a pioneer in AI-powered industrial condition-based maintenance and process control solutions, today announced the pricing of a firm commitment public offering of 6,250,000 shares of its common stock at a public offering price of $1.60 per share. The gross proceeds of the offering are expected to be approximately $10 million before deducting underwriting discounts, commissions and offering expenses. The offering is expected to close on July 1, 2024, subject to satisfaction of customary closing conditions.

In addition, the Company has granted the underwriters a 45-day option to purchase up to 937,500 additional shares of common stock at the public offering price less the underwriting discount to cover over-allotments, if any. If this option is exercised in full, the gross proceeds of the offering would be approximately $11.5 million before deducting underwriting discounts, commissions and offering expenses.

The Company intends to use the net proceeds from the public offering for general corporate purposes, to increase its capitalization and financial flexibility, to create a public market for its common stock, and enable access to the public equity markets for the Company and its stockholders.

A registration statement on Form S-1 relating to common stock being sold in this offering was declared effective by the Securities and Exchange Commission (the “SEC”) on June 27, 2024. The offering is being made only by means of a prospectus. Copies of the final prospectus may be obtained, when available, on the SEC's website, www.sec.gov, or by contacting Roth Capital Partners, Attention: Equity Capital Markets, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, by email at rothecm@roth.com, or by telephone at 949-720-5700.

Roth Capital Partners is acting as the sole book-running manager and Sanders Morris LLC is acting as co-manager of the public offering.

Concurrent with the public offering, the Company entered into a securities purchase agreement with 325 Capital LLC relating to the private offer and sale of approximately 2,772,561 shares of its common stock at an offering price of $1.60 and pre-funded warrants to purchase 6,602,439 shares of common stock at an exercise price of $0.0001 per pre-funded warrants, at an offering price of $1.5999 per pre-funded warrant. The pre-funded warrants are not exercisable unless and until approved by the Company’s shareholders. The offer and sale of the shares and pre-funded warrants have not be registered under the Securities Act of 1933, as amended. The gross proceeds of the private offering will be approximately $15.0 million before deducting placement agent fees and other estimated offering expenses payable by the Company. The closing of the private offering is expected to take place concurrently with the closing of the public offering on July 1, 2024, subject to satisfaction of customary closing conditions.

Roth Capital Partners acted as the sole placement agent for the private offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About MultiSensor AI Holdings, Inc.

MultiSensor AI provides turnkey condition-based maintenance and process control solutions, which combine cutting edge imaging and sensing technologies with AI-powered enterprise software. Powered by AWS, MSAI's software leverages a continuous stream of data from thermal imaging, visible imaging, acoustic imaging, vibration sensing, and laser sensing devices to provide comprehensive, real-time condition monitoring for a customer's critical assets, processes, and manufactured outputs. This full-stack solution measures heat, vision, vibration, and gas in the surrounding environment, helping companies gain predictive insights to better manage their asset reliability and manufacturing processes. MSAI Cloud and MSAI Edge software solutions are deployed by customers to protect critical assets across a wide range of industries including distribution & logistics, manufacturing, utilities, and oil & gas.

For more information, please visit https://www.multisensorai.com.

About 325 Capital LLC

325 Capital is a long-term, significant, minority owner of high-quality, small, public companies. 325 Capital strives to constructively partner with management teams and boards that are committed to driving long-term, fundamental value. As lead shareholders, 325 Capital supports its portfolio by working from deeply researched facts, acting as discrete advisors or constructive board members, providing access to a network of relationships, and providing direct growth capital. The team at 325 Capital has worked together for more than 20 years developing this approach, strategy, and process and values facts, transparency, alignment, and partnership.

Forward Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of the Company to close the offering. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Registration Statement on Form S-1 filed with the SEC, which is available on the SEC’s website, www.sec.gov.

Media Contact

MultiSensor AI
Andrew Klobucar
Director of Marketing
andrew.klobucar@multisensorai.com

Investor Contact

Alpha IR Group

Mike Cummings or Griffin Morris

MSAI@alpha-ir.com